Exhibit 99.1

Lear Declares Quarterly Cash Dividend

SOUTHFIELD, Mich., Nov. 14, 2013 /PRNewswire/ — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical distribution systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.17 per share on the Company’s common stock. The dividend is payable on December 26, 2013 to shareholders of record at the close of business on December 6, 2013.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical distribution systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 113,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

SOURCE Lear Corporation